Exhibit 5.1
[PEPPER HAMILTON LLP LETTERHEAD]
February 10, 2009
PolyMedix, Inc.
170 North Radnor Chester Road, Suite 300
Radnor, Pennsylvania 19087
     Re: Registration Statement on Form S-8
Ladies and Gentlemen:
     Reference is made to the registration statement on Form S-8 (the “Registration Statement”) of PolyMedix, Inc., a Delaware corporation (the “Company”), filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement covers up to 4,263,306 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), issuable by the Company pursuant to awards granted or available for grant under the Company’s Amended and Restated 2005 Omnibus Equity Compensation Plan (the “2005 Plan”).
     We have examined the Registration Statement, including the exhibits thereto, the originals or copies, certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, each as amended to date, the 2005 Plan, and such other documents as we have deemed appropriate in rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the authenticity of all documents submitted to us as copies of originals.
     Based on the foregoing, we are of the opinion that the Shares, when issued and paid for in accordance with the 2005 Plan (and any underlying award agreement or letters), will be legally issued, fully paid, and non-assessable.
     Our opinion is limited to the Delaware General Corporation Law and the federal securities laws, each as in effect as of the date hereof.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

/s/ PEPPER HAMILTON LLP PEPPER HAMILTON LLP